Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Record Revenues for its Fiscal 2021 Fourth Quarter and Full Year; Company Guides to Continued Double-Digit Revenue Growth in its Current Fiscal 2022 Full Year

Fourth Quarter Highlights:

  Total Net Revenues increased 16.5 percent to $487.0 million, compared with $418.0 million in the prior year period.
  Net Income and Adjusted Net Income1 was $13.3 million, or $0.20 per diluted share, compared with Net Income of $9.8 million, or $0.15 per diluted share, and Adjusted Net Income1 of $15.1 million, or $0.23 per diluted share in the prior year period.
  Adjusted EBITDA1 was $30.2 million, compared with $32.5 million in the prior year period, primarily reflecting historically low digital marketing rates related to the onset of the COVID-19 pandemic in the prior year period.

Full Year Highlights:

  Total Net Revenues increased 42.5 percent to a record $2.12 billion, compared with $1.49 billion in the prior year, reflecting strong growth across the Company’s three business segments.
  Net Income was $118.7 million, or $1.78 per diluted share, compared with Net Income of $59.0 million, or $0.89 per diluted share, in the prior year period. Adjusted Net Income1 increased 88.6 percent to $122.6 million, or $1.84 per diluted share, compared with $65.0 million, or $0.98 per diluted share, in the prior year.
  Adjusted EBITDA1 increased 64.5 percent to a record $213.1 million, compared with $129.5 million in the prior year.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP (“Adjusted”) results to applicable GAAP results.)

JERICHO, N.Y.--(BUSINESS WIRE)--August 26, 2021--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading e-commerce provider of products and services designed to inspire more human expression, connection, and celebration, today reported results for its Fiscal 2021 fourth quarter and full year ended June 27, 2021.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “We are very proud of our record top and bottom-line results for fiscal 2021. These achievements, in what was both an incredibly dynamic and challenging year, reflect the dedication of our associates across the Company who worked diligently to overcome the unprecedented hurdles of the global pandemic to help millions of customers stay connected and express themselves to the important people in their lives.” For the year, McCann noted that the Company had achieved a significant milestone, surpassing $2 billion in revenues and it expects to continue to drive sustainable, long-term revenue growth, as well as strong cash flows, both organically and through strategic acquisitions that can help expand its unique ecommerce platform. “Our guidance for double-digit revenue growth in fiscal 2022 is based on several factors, including the significant shift of consumers to ecommerce shopping, which we anticipate will continue, the tremendous growth and positive behaviors we have seen in our customer files and our significantly expanded product offering.”

McCann said the Company’s customer file grew at an unprecedented level in fiscal 2021 with new-to-file customers increasing 62 percent, adding more than 6.5 million new customers, and helping to bring the Company’s 12-month active customer file to approximately 14 million. “Equally important,” he said, “was that, even with strong new customer growth, existing customers represented approximately 64 percent of our total revenue in fiscal 2021.”

“Looking ahead into fiscal 2022, we will continue to focus on engaging with our customers through increasingly personalized content, enhanced customer care initiatives, and a growing range of experiential programs designed to deepen our relationships and build a true customer community,” he said.

Fiscal 2021 Fourth Quarter Results:

For the fourth quarter of 2021, total net revenues increased 16.5 percent to $487.0 million compared with $418.0 million in the prior year period. Excluding contributions from PersonalizationMall.com®, which the Company acquired in August of 2020, total revenue for the quarter increased 3.8 percent. Revenues for the quarter increased 87.7 percent compared with total revenues of $259.4 million in the fourth quarter of fiscal 2019.

Gross profit margin for the quarter increased 20 basis points to 40.7 percent, compared with gross profit margin of 40.5 percent in the prior year period. Operating expenses as a percent of total revenues improved 10 basis points to 37.5 percent, compared with 37.6 percent in the prior year period. Excluding the impact of the Company’s non-qualified deferred 401k compensation plan and, in fiscal 2020, the costs associated with the closing of its Harry & David® retail stores and its acquisition of PersonalizationMall.com, operating expenses as a percentage of total revenues increased 180 basis points to 37.2 percent compared with 35.4 percent in the prior year. This reflects higher digital marketing and advertising rates compared with the prior year period.

As a result, Adjusted EBITDA1 for the quarter was $30.2 million compared with $32.5 million in the prior year period. Net Income and Adjusted Net Income1 for the quarter was $13.3 million, or $0.20 per diluted share, compared with Net Income of $9.8 million, or $0.15 per diluted share and Adjusted Net Income1 of $15.1 million, or $0.23 per diluted share in the prior year period.

Fiscal 2021 Full Year Results:

Total net revenues for the full year increased 42.5 percent to $2.12 billion, compared with $1.49 billion in the prior year, reflecting strong growth across the Company’s three business segments as well as contributions from PersonalizationMall.com which the Company acquired in August of 2020. Excluding the contribution from PersonalizationMall.com, total net revenues grew 26.6 percent compared with the prior year. Gross profit margin for the year increased 40 basis points to 42.2 percent, compared with 41.8 percent in the prior year. Operating expense as a percent of total revenues improved 120 basis points to 35.2 percent, compared with 36.4 percent in the prior year. Excluding the impact of the Company’s non-qualified deferred 401k compensation plan and costs associated with the closing of its Harry & David retail stores and its acquisition of PersonalizationMall.com, operating expenses as a percentage of total revenues improved 110 basis points to 34.7 percent compared with 35.8 percent in the prior year. Strong revenue growth and enhanced operating leverage resulted in Adjusted EBITDA1 growth of 64.5 percent to $213.1 million, compared with $129.5 million in the prior year. Net Income for the year was $118.7 million, or $1.78 per diluted share, compared with $59.0 million, or $0.89 per diluted share, in the prior year. Adjusted Net Income1 for the year was $122.6 million, or $1.84 per diluted share, compared with $65.0 million, or $0.98 per diluted share in the prior year.

SEGMENT RESULTS:

The Company provides fiscal 2021 fourth quarter and full year selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and Gifts, and BloomNet® segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenue for the quarter was $152.2 million, down 1.1 percent compared with the prior year period. Revenue for the quarter was up 110.0 percent compared to the same period in the Company’s fiscal 2019 fourth quarter. Gross profit margin was 38.9 percent, down 160 basis points, compared with 40.5 percent in the prior year period. Segment contribution margin was $4.2 million, down 58.4 percent compared with $10.1 million in the prior year period and down 72.5 percent compared with adjusted contribution margin of $15.3 million in the prior year period. This primarily reflected higher year-over-year marketing rates as well as higher labor and shipping costs. For the year, revenue in this segment increased 21.6 percent to $955.6 million, compared with $785.5 million in the prior year. Gross profit margin for the year increased 40 basis points to 42.9 percent, compared with 42.5 percent in the prior year. As a result of these factors, along with leveraging operating expenses, adjusted segment contribution margin1 for the year increased 28.6 percent to $148.9 million, compared with $115.8 million in the prior year.
  Consumer Floral & Gifts: Revenues for the quarter increased 27.2 percent to $297.7 million, compared with $234.1 million in the prior year period. This primarily reflects the contributions from PersonalizationMall.com, which the Company acquired in August of 2020, combined with growth for the Mother’s Day holiday period. Excluding the contributions from PersonalizationMall.com, growth in this segment was 4.4 percent for the quarter. Revenue for the quarter, excluding PersonalizationMall.com, was up 53.0 percent compared to the same period in the Company’s fiscal 2019 fourth quarter. Gross profit margin increased 120 basis points to 41.1 percent, compared with 39.9 percent in the prior year period. Segment contribution margin1 increased 5.8 percent to $41.2 million, compared with $39.0 million in the prior year period. For the year, revenues increased 72.8 percent to $1.03 billion, compared with $593.2 million in the prior year. Excluding contributions from PersonalizationMall.com, revenue in this segment grew 33.0 percent for the year. Gross margin increased 170 basis points to 41.1 percent compared with 39.4 percent in the prior year. Segment contribution margin1 increased 74.3 percent to $128.6 million, compared with $73.8 million in the prior year. The strong growth in contribution margin reflects contributions from PersonalizationMall.com combined with continued robust performance in the segment’s flagship 1-800-Flowers.com® consumer floral brand.
  BloomNet: Revenues for the quarter increased 23.5 percent to $37.3 million, compared with $30.2 million in the prior year period. Revenue for the quarter was up 36.8 percent compared to the same period in the Company’s fiscal 2019 fourth quarter. Gross profit margin was 43.2 percent, down 210 basis points, compared with 45.3 percent in the prior year period, primarily reflecting product mix. Segment contribution margin1 increased 48.4 percent to $11.3 million, compared with $7.6 million in the prior year period, in part due to the Company’s decision in the year-ago period to waive certain fees. For the year, revenue increased 27.9 percent to $142.9 million, compared with $111.8 million in the prior year. Gross profit margin was 45.5 percent, down 300 basis points compared with 48.5 percent in the prior year, primarily reflecting product mix. Segment contribution margin1 for the year increased 30.7 percent to $45.9 million, compared with $35.1 million in the prior year.

COMPANY GUIDANCE

  For the fiscal 2022 full year, the Company is providing the following guidance:
    Total revenue growth of 10.0 percent-to-12.0 percent compared with the prior year;
    Adjusted EBITDA growth of 5.0 percent-to-8.0 percent;
    EPS in line with fiscal 2021 as improved EBITDA is offset by higher depreciation and a higher effective tax rate; and
    Free Cash Flow to exceed $100 million
  The Company’s guidance for the year is based on several factors including:
    The significant increase in consumers shopping online where the Company’s broad product offering and brand portfolio makes it a leading destination for customers looking for solutions to help them connect, express themselves and celebrate - sentiments that have become more important than ever;
    Significant expansion of the Company’s product offering, both organically and through strategic acquisitions like Shari’s Berries and PersonalizationMall.com;
    Continued strong growth and positive behaviors in the Company’s customer file, including strong new-to-file customer growth as well as increased demand from existing customers; and
    Continued strong growth in the Company’s Celebrations Passport® loyalty program, which is helping drive increased frequency, retention, and cross-category/cross-brand purchases.
  The Company is also aware of several headwinds affecting its business, including:
    a challenging labor market with both limited availability and rising wage rates; and
    significant increases in both inbound and outbound shipping rates as well as higher commodity costs.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation, and amortization, before the allocation of corporate overhead expenses. Adjusted Contribution Margin is defined as Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period to period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable EPS are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow:

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Stock Yards® and Simply Chocolate®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized among the top 5 on the National Retail Federation’s 2021 Hot 25 Retailers list, which ranks the nation’s fastest-growing retail companies. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its guidance for fiscal-year 2021 first quarter and the key holiday season; the impact of the Covid-19 pandemic on the Company; its ability to leverage its operating platform and reduce operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to successfully execute its strategic initiatives; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and industry and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 26, 2021, at 8:00 a.m. (ET). The conference call will be webcast from the Investor Relations section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s website within two hours of the call’s completion. A replay of the call can be accessed beginning at 2:00 p.m. (ET) on the day of the call through September 2, 2021, at: (US) 1-877-344-7529; (Canada) 855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10159487. If you have any questions regarding the above information, please contact the Investor Relations office at invest@1800flowers.com.

Note: The following tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 27, 2021	June 28, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$173,573	$240,506
Trade receivables, net	20,831	15,178
Inventories	153,863	97,760
Prepaid and other	51,792	25,186
Total current assets	400,059	378,630

Property, plant and equipment, net	215,287	169,075
Operating lease right-of-use assets	86,230	66,760
Goodwill	208,150	74,711
Other intangibles, net	139,048	66,273
Other assets	27,905	18,986
Total assets	$1,076,679	$774,435

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$57,434	$25,306
Accrued expenses	178,512	141,741
Current maturities of long-term debt	20,000	5,000
Current portion of long-term operating lease liabilities	9,992	8,285
Total current liabilities	265,938	180,332

Long-term debt	161,512	87,559
Long-term operating lease liabilities	79,375	61,964
Deferred tax liabilities	34,162	28,632
Other liabilities	26,622	16,174
Total liabilities	567,609	374,661
Total stockholders’ equity	509,070	399,774
Total liabilities and stockholders’ equity	$1,076,679	$774,435

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended		Years Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net revenues:
E-Commerce	$438,109	$382,400	$1,879,550	$1,230,385
Other	48,874	35,556	242,695	259,252
Total net revenues	486,983	417,956	2,122,245	1,489,637
Cost of revenues	288,979	248,530	1,225,816	867,441
Gross profit	198,004	169,426	896,429	622,196
Operating expenses:
Marketing and sales	130,364	100,378	533,268	363,227
Technology and development	14,491	14,262	54,428	48,698
General and administrative	27,176	33,207	117,136	97,394
Depreciation and amortization	10,718	9,245	42,510	32,513
Total operating expenses	182,749	157,092	747,342	541,832
Operating income	15,255	12,334	149,087	80,364
Interest expense, net	1,340	711	5,860	2,438
Other income (expense), net	1,687	1,630	5,888	(84)
Income before income taxes	15,602	13,253	149,115	77,842
Income tax expense	2,292	3,479	30,463	18,844
Net income	$13,310	$9,774	$118,652	$58,998

Basic net income per common share	$0.20	$0.15	$1.83	$0.92

Diluted net income per common share	$0.20	$0.15	$1.78	$0.89

Weighted average shares used in the calculation of net income per common share:
Basic	65,023	64,283	64,739	64,463
Diluted	66,477	66,385	66,546	66,408

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Years ended
	June 27, 2021	June 27, 2020

Operating activities:
Net income	$118,652	$58,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,510	32,513
Amortization of deferred financing costs	1,143	646
Deferred income taxes	5,530	(266)
Bad debt expense	964	4,143
Stock-based compensation	10,835	8,434
Other non-cash items	645	1,032
Changes in operating items:
Trade receivables	(5,236)	(6,947)
Inventories	(39,104)	(4,371)
Prepaid and other	(22,850)	(726)
Accounts payable and accrued expenses	57,397	44,359
Other assets and liabilities	2,804	1,602
Net cash provided by operating activities	173,290	139,417

Investing activities:
Acquisitions, net of cash acquired	(250,942)	(20,500)
Capital expenditures, net of non-cash expenditures	(55,219)	(34,703)
Purchase of equity investments	(1,756)	(1,176)
Net cash used in investing activities	(307,917)	(56,379)

Financing activities:
Acquisition of treasury stock	(22,369)	(10,680)
Proceeds from exercise of employee stock options	2,253	285
Proceeds from bank borrowings	265,000	20,000
Repayment of notes payable and bank borrowings	(174,997)	(25,000)
Debt issuance cost	(2,193)	(60)
Net cash provided by (used in) financing activities	67,694	(15,455)

Net change in cash and cash equivalents	(66,933)	67,583
Cash and cash equivalents:
Beginning of period	240,506	172,923
End of period	$173,573	$240,506

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(dollars in thousands) (unaudited)

Segment Information shown below is appended to the Company's Earnings Release and includes the impact of Stock Based Compensation

	Three Months Ended
	June 27, 2021	June 28, 2020	Personalization Mall Litigation & Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) June 28, 2020	% Change
Net revenues:
Consumer Floral & Gifts	$297,719	$234,094	$-	$-	$234,094	27.2%
BloomNet	37,297	30,189			30,189	23.5%
Gourmet Foods & Gift Baskets	152,168	153,842			153,842	-1.1%
Corporate	46	119			119	-61.3%
Intercompany eliminations	(247)	(288)			(288)	14.2%
Total net revenues	$486,983	$417,956	$-	$-	$417,956	16.5%

Gross profit:
Consumer Floral & Gifts	$122,403	$93,404	$-	$-	$93,404	31.0%
	41.1%	39.9%			39.9%

BloomNet	16,126	13,673			13,673	17.9%
	43.2%	45.3%			45.3%

Gourmet Foods & Gift Baskets	59,220	62,260			62,260	-4.9%
	38.9%	40.5%			40.5%

Corporate	255	89			89	186.5%
	554.3%	74.8%			74.8%

Total gross profit	$198,004	$169,426	$-	$-	$169,426	16.9%
	40.7%	40.5%	-	-	40.5%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$41,195	$38,953	$-	$-	$38,953	5.8%
BloomNet	11,271	7,595			7,595	48.4%
Gourmet Foods & Gift Baskets	4,205	10,115		5,177	15,292	-72.5%
Segment Contribution Margin Subtotal	56,671	56,663	-	5,177	61,840	-8.4%
Corporate (b)	(30,698)	(35,084)	1,795		(33,289)	7.8%
EBITDA (non-GAAP)	25,973	21,579	1,795	5,177	28,551	-9.0%
Add: Stock-based compensation	2,606	1,993			1,993	30.8%
Add: Compensation charge related to NQ Plan Investment Appreciation	1,590	2,000			2,000	-20.5%
Adjusted EBITDA (non-GAAP)	$30,169	$25,572	$1,795	$5,177	$32,544	-7.3%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(dollars in thousands) (unaudited)

Segment Information shown below is appended to the Company's Earnings Release and includes the impact of Stock Based Compensation

	Twelve Months Ended
	June 27, 2021	Personalization Mall Litigation & Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) June 27, 2021	June 28, 2020	Personalization Mall Litigation & Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) Jun 28, 2020	% Change
Net revenues:
Consumer Floral & Gifts	$1,025,015	$-	$-	$1,025,015	$593,197	$-	$-	$593,197	72.8%
BloomNet	142,919			142,919	111,766			111,766	27.9%
Gourmet Foods & Gift Baskets	955,607			955,607	785,547			785,547	21.6%
Corporate	341			341	591			591	-42.3%
Intercompany eliminations	(1,637)			(1,637)	(1,464)			(1,464)	-11.8%
Total net revenues	$2,122,245	$-	$-	$2,122,245	$1,489,637	$-	$-	$1,489,637	42.5%

Gross profit:
Consumer Floral & Gifts	$420,860	$-	$-	$420,860	$233,941	$-	$-	$233,941	79.9%
	41.1%			41.1%	39.4%			39.4%

BloomNet	64,978			64,978	54,193			54,193	19.9%
	45.5%			45.5%	48.5%			48.5%

Gourmet Foods & Gift Baskets	410,208			410,208	333,620			333,620	23.0%
	42.9%			42.9%	42.5%			42.5%

Corporate	383			383	442			442	-13.3%
	112.3%			112.3%	74.8%			74.8%
Total gross profit	$896,429	$-	$-	$896,429	$622,196	$-	$-	$622,196	44.1%
	42.2%	-	-	42.2%	41.8%	-	-	41.8%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$128,625	$-	$-	$128,625	$73,806	$-	$-	$73,806	74.3%
BloomNet	45,875			45,875	35,111			35,111	30.7%
Gourmet Foods & Gift Baskets	149,377		(483)	148,894	110,627		5,177	115,804	28.6%
Segment Contribution Margin Subtotal	323,877	-	(483)	323,394	219,544	-	5,177	224,721	43.9%
Corporate (b)	(132,280)	5,403		(126,877)	(106,667)	2,706		(103,961)	-22.0%
EBITDA (non-GAAP)	191,597	5,403	(483)	196,517	112,877	2,706	5,177	120,760	62.7%
Add: Stock-based compensation	10,835			10,835	8,434			8,434	28.5%
Add: Compensation charge related to NQ Plan Investment Appreciation	5,713			5,713	347			347	1546.4%
Adjusted EBITDA (non-GAAP)	$208,145	$5,403	$(483)	$213,065	$121,658	$2,706	$5,177	$129,541	64.5%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)

Reconciliation of net income to adjusted net income (non-GAAP):	Three Months Ended		Years Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Net income	$13,310	$9,774	$118,652	$58,998
Adjustments to reconcile net income to adjusted net income (non-GAAP)
Add: Personalization Mall litigation and transaction costs	-	1,795	5,403	2,706
Add: Harry & David store closure cost	-	5,177	(483)	5,177
Deduct: Income tax benefit on adjustments	33	(1,691)	(1,005)	(1,908)
Adjusted net income (non-GAAP)	$13,343	$15,055	$122,567	$64,973

Basic and diluted net income per common share
Basic	$0.20	$0.15	$1.83	$0.92
Diluted	$0.20	$0.15	$1.78	$0.89

Basic and diluted adjusted net income per common share (non-GAAP)
Basic	$0.21	$0.23	$1.89	$1.01
Diluted	$0.20	$0.23	$1.84	$0.98

Weighted average shares used in the calculation of net income and adjusted net income per common share
Basic	65,023	64,283	64,739	64,463
Diluted	66,477	66,385	66,546	66,408

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands) (unaudited)

Reconciliation of net income to adjusted EBITDA (non-GAAP):	Three Months Ended		Years Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Net income	$13,310	$9,774	$118,652	$58,998
Add: Interest expense, net	(347)	(919)	(28)	2,522
Add: Depreciation and amortization	10,718	9,245	42,510	32,513
Add: Income tax expense	2,292	3,479	30,463	18,844
EBITDA	25,973	21,579	191,597	112,877
Add: Stock-based compensation	2,606	1,993	10,835	8,434
Add: Compensation charge related to NQ plan investment appreciation	1,590	2,000	5,713	347
Add: Personalization Mall litigation and transaction costs	-	1,795	5,403	2,706
Add: Harry & David store closure cost	-	5,177	(483)	5,177
Adjusted EBITDA	$30,169	$32,544	$213,065	$129,541

(a)  Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b)  Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

Contacts

Investors:
Joseph D. Pititto
(516) 237-6131
invest@1800flowers.com

Media:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com